Exhibit 10.2

NORDSTROM

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(2020 Restatement)

Lane Powell PC
1420 Fifth Ave, Suite 4200
Seattle, WA 98101-2375
Telephone: (206) 223-7000
Facsimile: (206) 223-7107

7.02	Denial of Claim	14
7.03	Review of Denied Claim	14
7.04	Decision upon Review of Denied Claim	14
ARTICLE VIII. TRUST		15
8.01	Establishment of the Trust	15
8.02	Interrelationship of the Plan and the Trust	15
8.03	Funding on Change of Control	15
8.04	Administration of Trust Assets.	15
ARTICLE IX. PLAN ADMINISTRATION		16
9.01	Plan Sponsor and Administrator	16
9.02	Authority of Committee	16
9.03	Exercise of Authority	16
9.04	Delegation of Authority	16
9.05	Reliance on Opinions	16
9.06	Information	16
9.07	Indemnification	17
ARTICLE X. MISCELLANEOUS		17
10.01	No Employment Contract	17
10.02	Employee Cooperation	17
10.03	Illegality and Invalidity	17
10.04	Required Notice	17
10.05	Interest of Participant’s Beneficiary	17
10.06	Tax Liabilities from Plan	18
10.07	Benefits Nonexclusive	18
10.08	Discharge of Company Obligation	18
10.09	Costs of Enforcement	18
10.1	Gender and Case	18
10.11	Titles and Headings	18
10.12	Applicable Law	18
10.13	Counterparts	18
10.14	Definitions	19
10.15	Code Section 409A	19

ARTICLE I.

TITLE, PURPOSE AND EFFECTIVE DATE

1.01    Title. This plan shall be known as the Nordstrom Supplemental Executive Retirement Plan, and any reference in this instrument to the “Plan” or “SERP” shall include the plan as described herein and as amended from time to time.

1.02    Purpose. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of Nordstrom, Inc., a Washington corporation (“Company”), and its affiliates as designated by the Board (collectively the “Employers”), within the meaning of Section 201(2), 301(a)(3) and 401(a)(4) of the Employee Retirement Income Security Act of 1974 (“ERISA”). In addition, the Plan is an unfunded, nonqualified plan that is not intended to satisfy the qualification requirements set forth in Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”). The benefits provided to a Participant under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employers. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

1.03    Effective Date    . The Plan was originally effective as of July 18, 1988. The Plan was subsequently amended on a number of occasions and, in order to provide a number of Plan design changes, to make changes in Plan administration and to otherwise clarify certain Plan provisions, the Company adopted a restatement of the Plan, effective January 1, 1999. Subsequent to the 1999 Restatement, the Company undertook a complete review of the competitive nature of the Plan’s benefit structure, revisited the initial goals and objectives of the Plan and, in making a number of other administrative changes, adopted the 2002 Restatement. After an internal review of the 2002 Restatement and the structure of the benefit formula and its impact on specific participant groups, a number of modifications were proposed, which were included in a 2003 Restatement. The 2008 Restatement was adopted effective January 1, 2009, to document compliance with Section 409A of the Code. For the period from January 1, 2005 to December 31, 2008, the Plan observed operational compliance with Section 409A of the Code, in accordance with transitional guidance issued by the Internal Revenue Service. This 2020 Restatement is generally effective January 1, 2020, unless otherwise indicated herein.

ARTICLE II.

ELIGIBILITY AND PARTICIPATION

2.01    Eligibility. Eligibility for this Plan shall be limited to Executives as that term is defined herein.

(a)    Executive Defined. For purposes of this Plan, the term “Executive” means the officers of Nordstrom, Inc., as selected by the Board, and any other management or highly compensated employee of the Company or an Employer, who has been specifically designated by the Committee and approved by the Board as eligible to become a Participant in this Plan. When designating such individual as an “Executive,” the Board or Committee shall have the discretion to categorize Executives as any one of the following:

(i)    1999 Plan Executives. A “1999 Plan Executive” is any Executive who, as of January 1, 2003, was both: (1) designated as eligible under the Plan (either because he or she was a corporate officer or as a result of Board or Committee designation), and (2) eligible for, or within one year of being eligible for, Early Retirement under the Plan.

(ii)    Transition Plan Executives. A “Transition Plan Executive” is any Executive who, as of January 1, 2003, met all of the following requirements: (1) was designated as eligible under the Plan (either because he or she was a corporate officer or as a result of Board or Committee designation), (2) had more than 15 Years of Credited Service under the Plan, (3) was not eligible for, and was not within one year of being eligible for, Early Retirement under the Plan, and (4) was not specifically designated as a Tier I or Tier II Executive.

(iii)    Tier I Executives. A “Tier I Executive” is any Executive designated by the Board or the Committee as a Tier I Executive and who is not a 1999 Plan Executive or a Transition Plan Executive.

(iv)    Tier II Executives. A “Tier II Executive” is any Executive designated by the Board or Committee as a Tier II Executive and who is not a 1999 Plan Executive or a Transition Plan Executive.

(v)    Change in Designation. The Committee and the Board shall have the discretion and authority to change an Executive’s designation, provided that the time and form of payment of a benefit under this Plan shall be determined based on the Executive’s category when he or she was first designated as eligible for this Plan.

(b)    Revocation of Designation. Notwithstanding the foregoing, the Board may, in its sole and exclusive discretion, revoke an employee’s designation as an Executive hereunder at any time. An Executive whose designation has been revoked shall be entitled to only those benefits, if any, which have vested as of the date of revocation, and the revocation shall not change the time or form of payment of benefits.

(c)    Certain Executive Transfers. An Executive who has terminated employment with an Employer or the Company as a result of an employment transfer to an affiliate that is not an Employer, shall continue to be considered an eligible Executive solely for purposes of determining whether the Executive has separated from active employment (including for purposes of determining eligibility for Early Retirement under 3.06), but shall not accrue any additional benefits while not actively employed by the Company or an Employer. Any subsequent designation of such individual’s Executive status under the Plan may include benefit credit for years of service with such organization as the Committee deems appropriate.

2.02    Participation. An Executive becomes a “Participant” in the Plan, when such Executive retires under 2.02(a), with the appropriate approval under 2.02(b) and 2.02(c), as follows:

(a)    “Retirement” Defined. An Executive retires under the terms of the Plan when such Executive separates from active employment with the Company and each and every subsidiary and affiliate of the Company, on or after a retirement date specified in this section. For purposes of this Plan, an Executive separates from active employment on the date when the Company and the Executive reasonably anticipate that the Executive’s level of bona fide services will be permanently reduced to 49 percent or less of the level of bona fide services performed during the immediately preceding period of 36 consecutive months. An Executive’s termination of employment with the Company as a result of such Executive’s transfer to a subsidiary or affiliate of the Company shall not, by itself, constitute a separation from active employment for purposes of this section. The retirement dates are:

(i)    Normal Retirement Date. The Executive’s Normal Retirement Date shall be (a) a 1999 Plan Executive’s sixtieth (60th) birthday, (b) a Transition Plan Executive’s fifty-fifth (55th) birthday, or (c) a Tier I or Tier II Executive’s fifty-eighth (58th) birthday.

(ii)    Early Retirement Date. The Executive’s Early Retirement Date shall be the date that the Executive has both:

(1) completed at least ten (10) Years of Credited Service (as defined under 3.01(a)); and

(2) in the case of a 1999 Plan Executive, attained age 50, or in the case of a Tier I, Tier II or Transition Plan Executive, attained age 53.

(iii)    Disability Retirement Date. The Executive’s Disability Retirement Date shall be the date on which: (1) a 1999 Plan Executive becomes eligible for unreduced Early Retirement Benefits under Section 3.06, provided that the Executive continues to be permanently Disabled on such date, or (2) a Tier I, Tier II or Transition Plan Executive becomes eligible for Normal Retirement Benefits under 3.05, provided that the Executive continues to be permanently Disabled through his or her Normal Retirement Date.

(b)    Committee Approval. The Committee is not required to approve Retirement Benefits under Article III, provided that the Company’s Compensation Department (or any successor department) shall report all such Retirement Benefits that commenced during the year to the Committee annually.

(c)    Board Approval for Early Retirement. An Executive who separates from active employment on or after his or her Early Retirement Date (but prior to Normal Retirement Date) must receive the consent and approval of the Board for such early retirement. If the Executive elects to separate from active employment without Board approval of early retirement, the Executive’s entire benefit under the Plan shall be forfeited.

2.03    Disability. An Executive who becomes Disabled while employed by the Company or an Employer shall be deemed to be an Executive in active service with the Company during the period of such Disability and shall continue to accrue Years of Credited Service for such period whether or not such Executive actually performs services for the Company during such period; provided, however, that accrual of service under this section shall cease upon the earlier of the Disabled Executive’s: (i) recovering from such Disability; or (ii) Disability Retirement Date. An Executive who recovers from such Disability, but who does not thereafter return to active service with an Employer shall be treated as though he or she terminated employment prior to reaching a Retirement Date and his or her Plan benefit shall be forfeited. For purposes of this Plan, an Executive is Disabled if the Executive is considered “disabled” under the Company’s Disability Program.

2.04    Leave of Absence. The Board shall determine, on an individual basis and in its sole and absolute discretion, the treatment under the Plan of an Executive who takes a leave of absence from the Company or an Employer for reasons other than Disability, provided that the Board shall not change the time or form of payment of benefits set forth in this Plan solely because of the Executive’s leave of absence. If an Executive is on an approved leave of absence for reasons other than Disability, the employment relationship will be treated as continuing for the entire period of the approved leave.

ARTICLE III.

BENEFITS

3.01    Retirement Benefit. An Executive’s “Retirement Benefit” shall mean the benefit payable to the Executive as a Participant, pursuant to this Article III, expressed and payable as a monthly benefit in the form of a 50% Joint and Survivor Annuity, commencing on the Retirement Date. An Executive’s Retirement Benefit depends on the Executive’s eligibility category as designated by the Board or Committee as a 1999 Plan Executive, Transition Plan Executive, Tier I Executive, or Tier II Executive, with the following provisions and definitions applying to each of those categories:

(a)    Year of Credited Service. A “Year of Credited Service” shall have the same meaning as “Years of Service” under the Nordstrom 401(k) Plan (and any predecessor or successor thereto) (“401(k) Plan”). Service with a subsidiary or other corporation controlled by the Company shall not be considered “Credited Service” unless the Committee specifically agrees to credit such service. In addition, Years of Credited Service may be granted by the Committee under 4.05. In no case, however, will more than twenty-five (25) Years of Credited Service be counted for any purpose under the Plan.

(b)    Final Average Compensation. For purposes of this Plan, Final Average Compensation shall mean the monthly compensation resulting from the average of the highest thirty-six (36) months of the Executive’s Covered Compensation, measured over the Averaging Period:

(i)    Covered Compensation. For purposes of determining an Executive’s Final Average Compensation, Covered Compensation shall include base salary and the cash bonus accrued for a fiscal year, divided by the number of full and partial months the Executive worked in the fiscal year. Covered Compensation shall not include any other items of remuneration such as reimbursements, allowances, fringe benefits or gains on the exercise of stock options, regardless of whether such amounts are included in the taxable income of the Executive. Unless specifically agreed to by the Committee, Covered Compensation shall not include any remuneration provided by a subsidiary or an affiliate.

(ii)    Averaging Period. The Executive’s Averaging Period shall be the longer of: (a) the final sixty (60) months of the Executive’s employment; or (b) the entire period of service (measured in months) after either (1) a 1999 Plan Executive’s fiftieth (50th) birthday, or (2) a Transition Plan or Tier I or II Executive’s fifty-third (53rd) birthday. Unless the Committee decides otherwise, periods of employment with a subsidiary or affiliate that is not an Employer shall not be considered for purposes of determining the Averaging Period.

(c)    Maximum Retirement Benefit. Notwithstanding anything in the Plan to the contrary, including this Article III, the Retirement Benefit payable under this Plan to an Executive who is a Nordstrom family member shall at no time exceed $58,333.33 per month. For purposes of this paragraph, a “Nordstrom family member” means an individual who is a direct lineal descendant of the Company’s founder, John W. Nordstrom.

3.02    Tier I Executive Retirement Benefit. A Tier I Executive’s Retirement Benefit shall be equal to one and six-tenths percent (1.6%) of such Executive’s Final Average Compensation, multiplied by the Executive’s Years of Credited Service.

3.03    Tier II Executive Retirement Benefit.     A Tier II Executive’s Retirement Benefit shall be equal to eight-tenths percent (0.8%) of such Executive’s Final Average Compensation, multiplied by the Executive’s Years of Credited Service.

3.04    1999 and Transition Plan Executive Retirement Benefit.     A 1999 Plan Executive’s Retirement Benefit and a Transition Plan Executive’s Retirement Benefit shall be equal to two and four-tenths percent (2.4%) of such Executive’s Final Average Compensation, multiplied by the Executive’s Years of Credited Service, but reduced by the Executive’s Annuity Value of 401(k) Plan, determined as follows:

(a)    Annuity Value of 401(k) Plan. The Executive’s Annuity Value of 401(k) Plan means the actuarially equivalent monthly amount of the Executive’s Company contribution account balances as of the date such Executive retires, if the account balances were paid in the form of a 50% Joint and Survivor Annuity, as follows:

(i)    401(k) Plan. Company-provided 401(k) Plan and matching contributions (and income thereon) under the 401(k) Plan; plus

(ii)    Other Qualified Plans. The amount of any Company-provided benefits to the Executive under any other qualified plan of the Company or its affiliates; plus

(iii)    Distributions. The amount of any previous withdrawals or other distributions of any type (regardless of the payee) from the previously described plans (without adjustment for imputed earnings for any period following the actual date of withdrawal or distribution), other than (1) distributions of life insurance policies from the 401(k) Plan; and (2) the excess (if any) of premiums paid with respect to life insurance policies prior to such date over the cash surrender value used in computing the account balances in the 401(k) Plan as of such date expressed and payable as a monthly benefit commencing on the applicable payment date in the form of a 50% Joint and Survivor Annuity.

(b)    50% Joint and Survivor Annuity. For purposes of determining the reductions under Section 3.04(a), a 50% Joint and Survivor Annuity means the annuity defined in Section 5.02, with the following modifications to take into account the determination of such annuity value upon the Participant’s (as opposed to the Beneficiary’s) commencement of benefits under the Plan:

(i)    Beneficiary. A Participant’s joint annuitant in this context is the individual who would be considered the Participant’s Beneficiary under 5.02(a) (for purposes of the Plan’s pre-retirement survivor annuity) on the date the Participant retires. In the event that there is no Beneficiary on such date, the survivor annuity shall be calculated as though the Participant had a Beneficiary of the same age as the Participant.

(ii)    Actuarial Equivalent. The Actuarial Equivalent used for this section shall be the same as that defined and used by the Committee in Section 5.02(b), except that the interest rate used shall be the IRS Long Term Applicable Federal Rate (AFR) stated for the month prior to the month in which the Executive retires.

3.05    Normal Retirement Benefits. An Executive who retires on or after Normal Retirement Date shall be entitled to a Retirement Benefit under either 3.02, 3.03 or 3.04 (as appropriate) determined as of the actual date the Executive retires.

3.06    Early Retirement Benefits. Subject to 3.06(c), an Executive who retires (with the consent and approval of the Board) on or after his or her Early Retirement Date but before his Normal Retirement Date shall be entitled to an Early Retirement Benefit as follows:

(a)    Retirement Benefit. The Executive’s Retirement Benefit under 3.02, 3.03 or 3.04 (as appropriate) determined on the actual date the Executive retires, reduced by the Early Retirement Reduction Factor.

(b)    Early Retirement Reduction Factor.

(i)    1999 Plan Executives. For 1999 Plan Executives, three percent (3%) for each year the sum of the Participant’s age and Years of Credited Service is less than 75.

(ii)    Transition Plan Executives. For Transition Plan Executives, twelve and one-half percent (12.5%) for each year prior to the Executive’s Normal Retirement Date, with such reduction percentage to be prorated for any applicable fraction of a year, based on the number of full months worked in such year.

(iii)    Tiers I and II Executives. For any Tier I or Tier II Executive, ten percent (10%) for each year prior to the Executive’s Normal Retirement Date, with such reduction percentage to be prorated for any applicable fraction of a year, based on the number of full months worked in such year.

(c)    Transition Plan Executives. If a Transition Plan Executive's Early Retirement Benefit calculated as though they were a Tier I Executive (under 3.02 and 3.06(b)(iii)), is greater than the Early Retirement Benefit calculated as a Transition Plan Executive (under 3.04 and 3.06(b)(ii)), then such Transition Plan Executive shall be entitled to receive such greater Early Retirement Benefit calculated as though they were a Tier I Executive.

3.07    Deferred Retirement Benefits    . An Executive who retires after his or her Normal Retirement Date shall be entitled to a Deferred Retirement Benefit equal to the Normal Retirement Benefit under this Article III, but increased with interest for each Year of Post-Normal Retirement Date Service, up to a maximum of ten (10) Years of Post-Normal Retirement Date Service. For Executives who have not retired as of the August 8, 2014, a Year of Post-Normal Retirement Date Service means the period of twelve (12) consecutive full months beginning with the Participant’s Normal Retirement Date, and each successive period of twelve (12) consecutive full months, prior to the Participant’s date of Retirement (as defined in 2.02(a)). Partial Years of Post-Normal Retirement Date Service shall be disregarded. An interest rate of five percent (5%) per Year of Post-Normal Retirement Date Service, compounded annually, shall be used to calculate the increase under this section.

3.08    Disability Retirement Benefits. A Disabled Executive continuing to accrue service credit under Section 2.03 shall be treated, for purposes of the Plan, as an active Executive for such period, and the Retirement Benefit under this Article III shall be determined as of such Disabled Executive’s Disability Retirement Date. A Disabled Executive may not receive Retirement Benefits prior to the Disability Retirement Date, even if, for example, the Executive qualifies for Early Retirement before his or her Disability Retirement Date. In addition, a Disabled Executive who receives Retirement Benefits while also receiving long-term disability or other disability income benefits pursuant to any other Employer-sponsored plan, fund or program that covers a substantial number of employees (excluding disability income paid by Social Security), shall have the monthly Retirement Benefit payable under this Plan reduced (but not below zero) by the monthly benefit actually paid or payable under such other plan. The amount by which the disability retirement benefit is reduced due to other payments shall be permanently forfeited.

3.09    Death Benefit. The Death Benefit under this Plan, whether payable before or after Retirement, shall consist solely of a survivor annuity, payable for the life of the Beneficiary (if any), as described in Article V.

3.10    Payment of Benefits. The following shall apply to the payment of benefits under Article III:

(a)    Payment Commencement.

(i)    General Rule. Payment of benefits under this Article III shall commence within 90 days after the date the Executive retires. The Participant may not designate the taxable year in which payments will begin.

(ii)    Key Employees. If the Executive is a Key Employee, in order to comply with Code Section 409A, payments during the six-month period beginning on the Retirement Date shall be suspended. The first payment after expiration of the six-month waiting period shall include all periodic payments that were suspended during the six-month waiting period. For purposes of the Plan, Key Employee has the same meaning as under Code Section 416(i)(1)(A)(i), (ii), or (iii) (and disregarding Code Section 416(i)(5)). An Executive’s status as a Key Employee is determined as of each September 30, and the Executive is treated as a Key Employee under the Plan for the next calendar year.

(b)    Timing of Payment. Periodic payments of benefits shall be paid in equal amounts on each of the Company’s regular payroll dates in accordance with the Company’s payroll policy then in effect.

(c)    Withholding.

(i) Income Tax and Other Withholding. The Company shall withhold from any and all benefit payments made under the Plan and this Article III, all federal, state and local income taxes the Company reasonably determines are required to be withheld in connection with the benefits hereunder, and any other amounts due, owing and unpaid by the Participant to the Company, to be determined in the sole discretion of the Company. In the event the amounts due under this 3.10(c)(i) exceed the amount of benefits currently payable, the Participant shall be required to contribute to the Company an amount necessary to meet such obligations.

(ii) Employment Taxes. At the time of Retirement, the Company shall calculate the employment taxes (i.e., Social Security and Medicare taxes) due on the Participant's benefit under the Plan. Employment taxes shall be remitted to the appropriate taxing authority in accordance with applicable federal and state tax regulations. The Company may, but is not required to, pay the Participant’s share of the employment taxes on behalf of the Participant.

ARTICLE IV.

RIGHTS OF PARTICIPANTS IN THE PLAN

4.01    Vesting. Except as otherwise provided in this Section and elsewhere in Article IV and Section 6.02, no Executive, Participant or Beneficiary shall have any vested interest in any Plan benefits. The Benefits in which such Participant or Beneficiary has a vested interest under this Section (subject to forfeiture in 4.02) shall be determined as follows:

(a)    Years in Position. In addition to the other requirements of this Section 4.01, an Employee must have been a designated Tier II Executive under the Plan for a period of at least seven Years of Credited Service in order to become vested in a benefit under this Plan.

(b)    Early Retirement. A Participant entitled to Early Retirement Benefits under Section 3.06 shall have a vested interest in such benefits after the Board consents to and approves the Participant’s Early Retirement Date.

(c)    Normal Retirement. A Participant entitled to Normal Retirement benefits under Section 3.05 shall have a vested interest in Normal Retirement benefits on the Participant’s Normal Retirement Date.

(d)    Deferred Retirement. An Executive who retires after Normal Retirement Date shall have a vested interest in Retirement Benefits granted under Section 3.05 on the Participant’s Normal Retirement Date, and shall have a vested interest in the additional benefits under Section 3.07 on such Participant’s Deferred Retirement Date.

(e)    Death Benefit. The Beneficiary of a Participant who is entitled to a survivor annuity under Article V shall have a vested interest in any applicable survivor annuity which is actually payable in accordance with the terms of Article V, on and after the date of the Participant’s death.

4.02    Exceptions to Vesting. Notwithstanding any other provision of this Plan, an Executive’s benefit shall be forfeited in the following situations:

(a)    Tier II Executives. No benefits shall be paid to a Tier II Executive who terminates employment with less than seven Years of Credited Service as a designated Tier II Executive under the Plan.

(b)    Suicide or Self-Inflicted Injury. No benefits shall be paid to an Executive or to any Beneficiary of such Executive as a result of suicide or self-inflicted injury by the Executive within three (3) years after such Executive becomes an “Executive” under the Plan.

(c)    Termination for Cause. If an Executive is terminated for “cause” or if an Executive is found by the Company at any time to have engaged in any acts as would have constituted “cause” for termination, the Executive and any Beneficiary of the Executive shall immediately forfeit any and all rights to benefits under this Plan. Accordingly, any benefits in pay status shall cease immediately, and no future benefits shall be payable to the Executive or to his or her Beneficiary. For purposes of this Plan, “cause” shall mean that the Executive has or had:

(i)    misappropriated, stolen or embezzled funds of the Company or an affiliate;

(ii)    committed an act of deceit, fraud, dereliction of duty or gross or willful misconduct;

(iii)    been convicted of either a felony or a crime involving moral turpitude or entered a plea of no contest in response to an indictment for such crime or felony;

(iv)    intentionally disclosed confidential information of the Company or an affiliate (except when such disclosure is made pursuant to the direction of the Company or in accordance with legal, administrative or judicial process); or

(v)    engaged in competitive behavior against, actions inimical to the interests of, purposely aided a competitor of, or has misappropriated or aided in the misappropriation of a material opportunity of the Company or its affiliates.

(d)    Cessation of Benefits for Competition. Retirement Benefits currently in pay status to a Participant shall cease, and no further benefits shall be payable, to the Participant (or Beneficiary) to the extent the Participant competes, directly or indirectly, with the Company. For purposes of this Plan, “competing, directly or indirectly, with the Company” shall mean (without limitation) a determination, in the sole discretion of the Committee, of any of the following: (i) engaging in the operation of any type of business or enterprise in any way competitive with the business of the Company or its subsidiaries or affiliates, (ii) holding an interest, either directly or indirectly, as owner, director, officer, employee, partner, shareholder (other than as the owner of less than two percent (2%) of the outstanding stock of a publicly owned company), in any type of business or enterprise in any way competitive with the business of the Company or its subsidiaries or affiliates; or (iii) investing capital in, lending money or property to or rendering services to any type of business or enterprise in any way competitive with the business of the Company or its subsidiaries or affiliates. In the event of a dispute as to the application of this paragraph, the Committee may waive or modify its right to discontinue payment to any Participant or to any Beneficiary of such Participant by written agreement.

4.03    Application of Clawback Policy. This section applies if the Board elects to apply the Company’s clawback policy to a Participant and application of the clawback policy results in a reduction in the Participant’s Final Average Compensation. The Participant’s Plan benefit shall be recalculated, and the Participant’s future payments shall be adjusted automatically beginning with the first payment after the recalculation is completed. To the extent that the Participant has already received payments under the Plan and those payments are greater than the recalculated benefit (i.e., an overpayment), the Plan Administrator shall recover the overpayment by reducing the next payment due under the Plan (but not below zero) and applying it to the overpayment. To the extent that there continues to be an overpayment after reduction of the first recalculated payment, each successive payment shall be reduced (but not below zero) and the reduction shall be applied to the overpayment until the overpayment has been repaid in full. Once the overpayment has been repaid in full, the Participant shall receive the recalculated benefit as if the recalculated benefit had been the initial benefit calculated under the Plan. The provisions of this section for recovery of overpayments shall also apply to the Beneficiary of a Participant after the Participant’s death.

4.04    Rights in Plan are Unfunded and Unsecured. The Company’s obligation under the Plan shall in every case be an unfunded and unsecured promise to pay. A Participant’s right to Plan distributions shall be no greater than the rights of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances (other than a Change of Control, as described in 6.02) to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be general assets of the Company, and such assets, as well as any assets set aside in a grantor trust, shall be subject to the claims of its general creditors in the event of the Company’s insolvency.

4.05    Discretion to Grant Years of Service or Increase Age.     If circumstances warrant, and it is decided it is in the best interests of the Company, the Committee shall have the authority and discretion to grant to certain individuals additional Years of Credited Service or to treat such individuals as having attained a certain age for purposes of this Plan, provided, however, that no such action may alter the time or form of payment of Plan benefits. Such circumstances may include (a) providing Executives with a recruiting incentive, or (b) such other circumstances that the Committee deems appropriate. The Committee may condition the receipt of such additional benefits (to which the Executive is not otherwise entitled) on the Participant’s execution of an election of increased benefits under this Plan and a general release of all claims. The Committee’s granting of Years of Credited Service and/or treating the Executive as attaining a certain age may affect the amount of the Executive’s benefit under this Plan, but shall not alter, and shall not be construed as altering, the Executive’s actual age or years of service with the Employer under any other plan of the Employer or for purposes of determining the time or form of payment under this Plan.

ARTICLE V.

DEATH BENEFITS

5.01    Death Benefit Payable    . Each Executive’s Retirement Benefit is expressed and payable as a monthly benefit in the form of a 50% Joint and Survivor Annuity under this Plan. Accordingly, the sole death benefit payable under this Plan on behalf of an Executive or a Participant is as follows:

(a)    Pre-Retirement Death Benefit. If a Participant dies while actively employed as an Executive, a pre-retirement death benefit shall be payable under the Plan upon the death of the Executive. The pre-retirement death benefit shall be a Survivor Annuity payable for the life of the Executive’s Beneficiary, calculated as though the Executive had retired as a Participant and had begun receiving Early, Normal or Deferred Retirement Benefits under the Plan based on his or her actual age and Years of Credited Service on the day before his or her death. The periodic payment to the Beneficiary is 50% of the periodic payment that would have been paid to the Executive if the Executive had not died prior to Retirement. If the Executive dies before reaching a Retirement Date under the Plan, the survivor annuity shall commence on the earliest date the Executive would have been eligible to retire under the Plan.

(b)    Post-Retirement Death Benefit. The Post-Retirement Death Benefit payable on behalf of a Participant shall be a 50% Survivor Annuity payable for the life of the Participant’s Beneficiary, based on the actual Retirement Benefit the Participant was receiving at the time of his or her death, calculated in accordance with the provisions of Section 5.02.

5.02    50% Joint and Survivor Annuity. A 50% Joint and Survivor Annuity means an annuity for the life of the Participant and, after his or her death, a survivor annuity for the life of the Participant’s Beneficiary in an amount that is fifty percent (50%) of the original annuity amount paid to the Participant; provided, however, that if the Beneficiary is more than five years younger than the Participant, such survivor annuity will be calculated so that it is the Actuarial Equivalent of the 50% survivor annuity for a Beneficiary five years younger than the Participant.

(a)    Beneficiary. A Participant’s Beneficiary is the individual to whom the Participant is legally married or the Participant’s Registered Domestic Partner on the date of the Participant’s death. For this purpose, the term “Registered Domestic Partner” has the same meaning as is used under the Nordstrom Welfare Benefit Plan; provided, however, that the Committee may, in its discretion, substitute a less restrictive definition than is used in the Nordstrom Welfare Benefit Plan.

(b)    Actuarial Equivalent. The Committee shall have the authority to periodically determine and change the appropriate factors used to determine Actuarial Equivalence under the Plan. As of the Effective Date of this Restatement, the mortality table shall be the 1983 Group

Annuity Mortality Table for males (GAM 83) and the interest rate shall be the IRS Long Term Applicable Federal Rate (AFR) stated for the month of the Executive’s death.

5.03    Acknowledgment. The Committee shall have the sole and exclusive discretion to determine the identity of any Beneficiary, and no person shall have a right to any death benefit under this Plan in the absence of a determination that he or she is the Beneficiary of the Executive or Participant.

5.04    Surviving Beneficiary    . For purposes of determining whether the Beneficiary predeceases the Executive, the individual is considered to survive the Executive if such Beneficiary is alive seven (7) days after the date of the Executive’s death.

5.05    Doubt as to Beneficiary. If the Plan Administrator has any doubt as to the proper individual to receive payments pursuant to this Plan, the Plan Administrator shall have the right, exercisable in its discretion, to cause the Executive’s Employer to withhold such payments until this matter is resolved to the Plan Administrator’s satisfaction.

ARTICLE VI.

TERMINATION, AMENDMENT OR MODIFICATION OF THE PLAN

6.01    Plan Amendments and Termination.

(a)    Board of Directors. The Plan may be amended or terminated by the Board of Directors at any time. Except as provided in 6.02, such amendment or termination may modify or eliminate any benefit hereunder other than a benefit that is in pay status, or the vested portion of a Retirement Benefit that is not in pay status.

(b)    Compensation, People and Culture Committee. The Committee has the authority on behalf of the Board to review, finalize, approve and adopt amendments to the Plan, other than amendments relating to Plan eligibility. Except as provided in 6.02, such amendment may modify or eliminate any benefit hereunder other than a benefit that is in pay status, or the vested portion of a Retirement Benefit that is not in pay status. The Committee shall notify the Board of all amendments adopted under this provision.

(c)    Officer in Charge of Human Resources. The Company’s senior officer with responsibility for Human Resources has the authority on behalf of the Board to review, finalize, approve and adopt technical, legal, administrative, and compliance amendments recommended by the Company’s legal counsel. The Company’s senior officer with responsibility for Human Resources shall notify the Board of all amendments adopted under this provision.

(d)    Benefits on Termination. If the Plan is terminated, benefit payments may be accelerated only to the extent permitted in final regulations under Code Section 409A.

6.02    Change of Control – Protected Benefits. In the event of a Change of Control (as defined in the Trust), the following additional provisions shall apply.

(a)    No Amendment or Termination. No amendment (or termination) of the Plan can occur that would reduce or otherwise eliminate the monthly benefit payable under the Plan to any person with respect to a Participant who retired prior to such Change of Control, nor shall any Plan amendment reduce the benefit to be paid with respect to an Executive (who has not retired) below the amount which such Executive has accrued and would have received (upon reaching Normal Retirement Date) had he or she retired the day before such Change of Control (the “Change of Control Benefit”).

(b)    Full Vesting in Accrued Benefit. Upon the occurrence of a Change of Control, each active Executive shall be fully vested in his or her Change of Control Benefit under this Plan through the date of the Change of Control; in the event of termination of employment after a Change of Control and before the Executive’s Normal Retirement Date, the terminated Executive shall receive a reduced Early Retirement benefit commencing on his or her Early Retirement Date (with reductions based upon the age attained on the actual Early Retirement Date and without the need for Board approval of the Early Retirement Date).

(c)    Full Funding. Notwithstanding the provisions of Section 4.04 and the unfunded status of the Plan, in the event of a Change of Control, the Company shall fully fund the Trust as provided in Article VIII.

ARTICLE VII.

CLAIMS PROCEDURES

7.01    Submission of Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or any person claiming through the Participant (“Claiming Party”), shall make a written request for benefits under this Plan, mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or its delegate.

7.02    Denial of Claim. If a claim for payment of benefits is denied in full or in part, the Committee or its delegate shall provide a written notice to the Claiming Party within ninety (90) days setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Committee or its delegate does not take any action within the aforesaid ninety (90) day period.

7.03    Review of Denied Claim. If the Claiming Party desires Committee review of a denied claim, the Claiming Party shall notify the Committee or its delegate in writing within sixty (60) days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other non-privileged documents relevant to the claim, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

7.04    Decision upon Review of Denied Claim. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after receipt of the request for review. If circumstances require, the Committee may take up to an additional sixty (60) days to render its decision. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.

ARTICLE VIII.

TRUST

8.01    Establishment of the Trust. The Company may establish a trust, provided that any trust created by the Company, and any assets held by such trust to assist the Company in meeting its obligations under this Plan, shall be structured in a way to avoid immediate taxation to Participants in the Plan. Except in the case of a Change of Control (as defined in the Trust), the Company reserves the absolute right, in its sole and exclusive discretion, to direct (or refrain from directing) the transfer over to the Trust of such assets to the extent the Company deems advisable, provided that no such transfer, Trust or other arrangement entered into by the Company shall affect the status of the Plan as unfunded for purposes of ERISA or the Code.

8.02    Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

8.03    Funding on Change of Control. In the event of a Change of Control (as defined in the Trust) at any time when the Trust has not been terminated and is not fully funded (as defined below), the Company shall promptly transfer to the trustee of the Trust assets sufficient to cause the Trust to be fully funded on the date of such transfer. For purposes of this paragraph, the Trust shall be “fully funded” on a given date if, on such date, the fair market value of the assets held by the trustee of the Trust is at least equal to the Actuarial Equivalent present value of: (i) all benefits under the Plan in pay status to Participants or Beneficiaries on such date; plus (ii) the fully vested Change of Control Benefit under 6.02. For purposes of this paragraph, Actuarial Equivalent present value shall be determined using the interest and mortality assumptions of the Article III Actuarial Equivalent in effect for the month prior to the Change of Control.

8.04    Administration of Trust Assets.     Prior to a Change of Control, the Company, acting through an Administrative Committee established for the purpose of overseeing administration of the Company’s non-qualified deferred compensation plans, shall direct the Trustee regarding the investment of Trust assets. On and after a Change of Control, the authority of the Administrative Committee shall cease, and the Trustee shall have the exclusive authority and responsibility for the investment of Trust assets, subject to any investment guidelines provided by the Company prior to the Change of Control.

ARTICLE IX.

PLAN ADMINISTRATION

9.01    Plan Sponsor and Administrator. The Company is the “Plan Sponsor,” and the Committee is the “Plan Administrator.” The Company’s senior officer with responsibility for Human Resources and the Company’s Compensation Department (or any successor department) have been selected to assist the Committee in its day to day responsibilities with respect to the Plan. The Committee, with the advice of the Compensation Department, will make such rules and computations and will take such other actions to administer the Plan as the Committee may deem appropriate.

9.02    Authority of Committee. As Plan Administrator, the Committee has the sole and exclusive discretion, authority and responsibility to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all claims for benefits and to determine all issues relating to eligibility for benefits. All actions taken by the Committee as Plan Administrator, or its delegate, will be conclusive and binding on all persons having any interest under the Plan, subject only to the provisions of Article VII. All findings, decisions and determinations of any kind made by the Committee or its delegate shall not be disturbed unless the Committee has acted in an arbitrary and capricious manner.

9.03    Exercise of Authority. All resolutions or other actions taken by the Committee shall either: (a) be taken by a vote of a majority of those present at a meeting at which a majority of the members are present; or (b) be evidenced in a writing adopted by a majority of all the members in office at the time the action is taken if the Committee acts without a meeting.

9.04    Delegation of Authority. The Committee may delegate all or part of its responsibilities, authority and discretion under the Plan to other persons. The duties of the Committee under the Plan will be carried out in its name by the officers, directors and employees of the Company. Any such delegation shall carry with it the full discretion and authority vested in the Committee under Section 9.02. The Committee has delegated the day-to-day administration of the Plan to the Company’s Compensation Department under the direction of the Company’s senior officer with responsibility for Human Resources.

9.05    Reliance on Opinions. The members of the Committee and the officers and directors of the Company, and any employee of the Company who is charged with duties in connection with the administration of the Plan shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, including legal counsel for the Company.

9.06    Information. The Company shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, the date and circumstances of the termination of employment or death of a Participant and such other pertinent information as the Committee may reasonably require.

9.07    Indemnification. The Company shall indemnify and hold harmless each Committee or Board member, and each Company employee performing services or acting in any capacity, from and with respect to the Plan against any and all expenses and liabilities arising in connection with services performed in regard to this Plan. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such individual may be entitled as a matter of law or other agreement.

ARTICLE X.

MISCELLANEOUS

10.01    No Employment Contract. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and an Executive. Nothing in this Plan shall be deemed to give an Executive the right to be retained in the service of the Company or to interfere with any right of the Company to discipline or discharge the Executive at any time.

10.02    Employee Cooperation. An Executive will cooperate with the Company by furnishing any and all information reasonably requested by the Company and take such other actions as may be requested to facilitate Plan administration and the payment of benefits hereunder.

10.03    Illegality and Invalidity. If any provision of this Plan is found illegal or invalid, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had not been included herein.

10.04    Required Notice. Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company c/o Compensation Department, 1700 Seventh Avenue, Suite 900, Seattle, Washington 98101-4407. If notice is to be given to a Participant, such notice shall be hand-delivered to the Participant or may be mailed to the last known address of the Participant on the Company’s Human Resources records. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

10.05    Interest of Participant’s Beneficiary. The interest in the benefits hereunder of a spouse or Life Partner of a Participant who, at any time prior to the death of the Participant, ceases to be the spouse or Life Partner of the Participant (whether by death, dissolution, annulment, separation, divorce or, in the case of a Life Partner, the termination of the life partnership), shall automatically pass to the Participant unless the spouse is required to be treated as the “Surviving Spouse” pursuant to a court order meeting the requirements of a Qualified Domestic Relations Order, applying rules analogous to those under Code Section 414(p). A former spouse may not transfer his or her interest in the Plan in any manner, including, but not limited to, by his or her will, nor shall such interest pass under the laws of intestate succession.

10.06    Tax Liabilities from Plan. If an Executive’s participation in this Plan generates a state or federal tax liability to the Participant prior to commencement of benefit payments (including a tax liability under Section 409A of the Code), the Committee may exercise its discretion to authorize a distribution of funds in an amount not to exceed the amount needed to satisfy such liability (including additions to tax, penalties and interest). A distribution under this provision is solely at the discretion of the Committee, and the Executive may not elect, directly or indirectly, to accelerate payment. The Executive’s tax liability shall be measured by using that Executive’s then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. Such a distribution shall affect and reduce the benefits to be paid under Articles III and V hereof.

10.07    Benefits Nonexclusive. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

10.08    Discharge of Company Obligation. The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company, the Board, and the Committee from all further obligations under this Plan with respect to a Participant, and participation shall terminate upon such full payment of benefits.

10.09    Costs of Enforcement    . If any action at law or in equity is necessary by the Committee or the Company to enforce the terms of the Plan, the Committee or the Company shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

10.10    Gender and Case. Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.

10.11    Titles and Headings. Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

10.12    Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of Washington.

10.13    Counterparts. This instrument may be executed in one or more counterparts, each of which is legally binding and enforceable.

10.14    Definitions:

(a)    “Board” means the board of directors of Nordstrom, Inc.

(b)    “Code” means the Internal Revenue Code of 1986, as amended.

(c)    “Committee” means the Compensation, People and Culture Committee of the Board.

10.15    Code Section 409A: The Company intends that the Plan comply with the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A and shall have no liability to any Participant for any failure to comply with Code Section 409A.

This Plan is signed and adopted, pursuant to proper authority, this ________ day of _________________________, 2020.